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                                                                    EXHIBIT 10.9

                           SOFTWARE LICENSE AGREEMENT

      This Software License Agreement (this "AGREEMENT") is made as of February 15, 2003, by and between CodeFire Acquisition Corp., a California corporation with its principal place of business at 3104 E. Camelback Road, #509, Phoenix, Arizona 85016 ("LICENSOR") and Teknik Digital Arts Inc., a Nevada corporation with its principal place of business at 4299 MacArthur Blvd., #105, Newport Beach, California 92660 ("LICENSEE") with respect to the Software (as defined in Section 3 below).

                                    RECITALS

      Licensor produces and licenses the Software;

      Licensor wishes to grant to Licensee and Licensee wishes to receive from Licensor, all rights in the Software necessary to grant to others the right to install and use the Software;

      Licensor owns or has the right to grant a license to the Software of the scope granted herein; and

      Licensee desires to license the Software subject to the terms and conditions of this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, for good and valuable consideration, and in consideration of the promises and agreements herein contained, Licensor and Licensee agree as follows:

      1. DEFINITIONS. As used in this License, the following terms shall have the indicated meanings:

            (i) "COPYRIGHTS" shall mean all copyright rights, copyrights, copyright registrations, certificates of copyright and copyrighted interests owned or controlled by Licensor throughout the world presently or in the future during the term of this Agreement and which cover or pertain to the Software.

            (ii) "DEMO VERSION" means a non-functional version of the Software that is used for the purpose of demonstrating the look and feel of the Software.

            (iii) "END USER" means an end user customer who has purchased from Licensee a copy of or grant of a right of access to the Software.

            (iv) "ERROR CORRECTIONS" means bug fixes, error fixes, work arounds, code corrections, and comparable solutions to defects and malfunctions of the Software.

            (v) "INTELLECTUAL PROPERTY" shall mean all forms of intellectual property owned or controlled by Licensor presently or in the future during the term of this License, including, without limitation, Patents, Copyrights and Trade Secrets.

            (vi) "KNOW-HOW" shall mean all technical information, whether included in or derived from specifications, logic architectures, flow charts, algorithms, manuals, drawings, procedures, processes, software (including object and source code), firmware or other tangible embodiments of information, developed, owned or controlled by Licensor presently or in the future during the term of this Agreement and which relate to the concept, function, research, development, manufacture, testing, use and operation, maintenance and repair of the Software. The term "Know-How" shall also mean the know-how of third parties to which Licensor has, or may be given, the right while this Agreement is in effect to grant licenses or sublicenses to Licensee under such rights without making additional payments. In the event Licensor becomes aware, subsequent to the effective date of this License, of any know-how that falls within the definition of Know-How as given above, then such know-how shall be considered for all purposes as Know-How under this Agreement and shall be subject to all provisions of this Agreement pertaining to Know-How.

            (vii) "NET RECEIPTS" means Licensee's actual billing price charged to its direct End User customers for the Software, less: (A) customary trade discounts and customary allowances actually granted; (B) royalties or other license fees payable to third parties; (C) customs duties, withholding taxes and other governmental levies (other than income tax); and (D) any returns and transportation charges on returns.

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            (viii) "PATENTS" shall mean all letters patent or equivalent rights, applications for such patents or rights, ornamental or industrial designs and utility models, and applications for such designs or models granted or issued to Licensor or filed by Licensor anywhere in the world, which Licensor presently or in the future during the term of this Agreement may own, or is or may be entitled to dispose of, and which pertain to or are usable with the Software.
The term "Patents" shall also mean the patents or equivalent rights of third parties to which Licensor has, or may be given, the right while this Agreement is in effect to grant licenses or sublicenses to Licensee under such rights without making additional payments.

            (ix) "SUPPORT" means Technical Support and Error Corrections, collectively.

            (x) "TECHNICAL SUPPORT" means the support obligations described in
Section 2.5(ii).

            (xi) "TECHNOLOGY" shall mean all writings, works and copyrightable subject matter, inventions, discoveries and patentable subject matter, Trade Secrets, Know-How and technology of Licensor relating to all aspects of the Software, including the concept, function, experimentation, research, development, manufacture, marketing, maintenance, operation and use of the Software which Licensor owns or creates in the future during the term of this Agreement or which Licensor has acquired or acquires in the future during the term of this Agreement.

            (xii) "THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS" means all copyrights, patents and patent rights, trademarks, service marks, trade dress rights, trade secrets, and other proprietary rights in and to the subject matter of such rights, owned by a person other than Licensor.

            (xiii) "TRADE SECRETS" shall mean all trade secrets and trade secret rights of Licensor arising under the common law, state law, federal law and laws of foreign countries which Licensor presently or in the future during the term of this Agreement may own, or is or may be entitled to dispose of, and which pertain to or are usable with the Software. The term "Trade Secrets" shall also mean the trade secrets and trade secret rights of third parties to which Licensor has, or may be given, the right while this Agreement is in effect to grant licenses or sublicenses to Licensee under such rights without making additional payments. In the event Licensor becomes aware, subsequent to the effective date of this License, of any trade secret or trade secret right that falls within the definition of Trade Secret as given above, then such trade secret or trade secret right shall be considered for all purposes as a Trade Secret under this Agreement and shall be subject to all provisions of this Agreement pertaining to Trade Secrets.

      2. LICENSE AND OPTION TO BUY.

      2.1 GRANT. Licensor hereby grants Licensee under the Technology and Intellectual Property an exclusive license with respect to the Software, with the right to grant one or more sublicenses, according to the terms and conditions of this Agreement.

      2.2 RIGHTS OF LICENSEE. Licensee may make, have made, use, offer to sell, sell, import, reproduce, copy, embed and incorporate with other software, distribute, vend, modify, translate, prepare derivative works based upon, display, perform and otherwise exploit the Software without the consent of Licensor and may grant one or more sublicenses of the same or lesser scope to others without the consent of Licensor.

      2.3 INTERNAL USE. Licensor hereby grants to Licensee a worldwide, exclusive, royalty-free license to use and duplicate the Software as needed for manufacturing purposes and internal use purposes, including but not limited to the following: lab testing and quality assurance, product support, on-line and off-line demonstrations to customers, compatibility testing and analysis, customized alteration of the installation script, general use of the product by Licensee for purposes of improving Licensee proficiency with the Software, and use in Licensee's own internal production systems.

      2.4 LICENSES AND SUPPORT TO END USERS. All licenses to End Users to use or access the Software shall be between Licensee, as licensor, and the End User, as licensee.

      2.5 SUPPORT OBLIGATIONS.

            (i) The parties shall cooperate in good faith to provide Support to End Users of the Software. Licensor shall provide Support for the Software to Licensee, and Licensee shall provide Support for the Software to End Users. The parties intend that Licensee shall, to the maximum practical extent, receive all initial contact from End Users regarding Technical Support and Error Corrections for the Software and shall use its reasonable best

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efforts to provide such Technical Support, and that Licensor shall provide to
Licensee such Support as may be necessary or appropriate for Licensee to meet its Support obligations to End Users.

            (ii) At no additional cost to Licensee, Licensor shall: (A) designate an individual or individuals and telephone numbers as main points of contact at Licensor for telephone hotline support for Licensee; and (B) provide such telephone hotline support from 9:00 a.m. to 5:00 p.m. PST, Monday through Friday. Licensor shall use its best efforts to respond to all telephone inquiries immediately, and shall respond no later than twenty-four (24) hours after the initial inquiry. Licensor shall accept telephone hotline calls from Licensee.

      2.6 OPTION TO BUY. Licensee shall have the right at any time during the term of this Agreement to purchase from Licensor all but not less than all of Licensor's ownership interest in the Software for a purchase price of two million dollars ($2,000,000.00) (the "Option"). Closing for such purchase shall take place at Licensee's principal place of business no later than thirty (30) days after Licensor's receipt of written notice from Licensee that Licensee has elected to the exercise the Option, at which closing Licensee shall deliver the purchase price to Licensor and Licensor shall deliver to Licensee a bill of sale and other documentation reasonably requested by the Licensee to reflect the transfer and assignment of all of Licensor's right, title and interest in the Software to Licensee. Such bill of sale shall contain warranties that Licensor is the owner of the Software and that the Software does not and shall not infringe any Third-Party Intellectual Property Rights.

      3. DELIVERY OF SOFTWARE AND UPDATES. Upon the execution of this License, Licensor shall deliver to Licensee (i) the documented human-readable source code (including all logic architectures, flow charts, algorithms, programmer commentary and related documentation), and (ii) object code executable load modules for the computer programs specified in Exhibit A attached hereto along with the additional documentation also specified in Exhibit A attached hereto (collectively, together with the Technology and Intellectual Property related thereto, the "Software"). From time to time during the term of this License, concurrently with Licensor's release of the same to other licensees of the Software, Licensor shall deliver to Licensee at no additional charge (i) the documented human-readable source code (including all logic architectures, flow charts, algorithms, programmer commentary and related documentation), and (ii) object code executable load modules for all enhanced, corrected, modified or updated versions of the Software and related documentation. All such enhanced, corrected, modified and/or updated versions of the Software and related documentation shall be considered to be part of the "Software" for all purposes of this Agreement.

      4. ROYALTIES AND AUDITS

      4.1 ROYALTIES. In consideration of the licenses granted herein, Licensee shall pay Licensor royalties in the amount of ten percent (10%) of all Net Receipts.

      4.2 ROYALTY ACCRUAL. Royalties to Licensor hereunder shall accrue at the time of initial shipment or other transfer of a copy of or grant of right of access to the Software from Licensee to any End User for which Licensee is entitled to receive any payment.

      4.3 DATE AND CURRENCY OF PAYMENT. Licensee shall pay to Licensor within forty-five (45) days of the end of each calendar quarter the royalties due to Licensor on account of Licensee's Net Receipts from the Software during such quarter, such payment to begin the calendar quarter after the first receipt of payment from an End User for Licensee's sale of a copy of or grant of a right of access to the Software. Concurrently with submission of royalty payments, Licensee shall furnish to Licensor a statement showing the basis for Licensee's calculation of Net Receipts. All royalties shall be remitted in United States Dollars. If Licensee receives or expects to receive payment for a copy of or grant of right of access to the Software in a currency other than United States Dollars, then for the purposes of calculation of royalties hereunder, the payment received by Licensee shall be converted into United States Dollars using the exchange rate quoted in the Wall Street Journal on the last business day of the calendar quarter in which the royalties accrued.

      4.4 AUDITING. Licensor shall have the right, exercisable no more than once in any calendar year, to have independent certified public accountants inspect and audit the records of Licensee pertaining to the reproduction, distribution, sub-licensing and sales of the Software. Such audit shall be conducted upon reasonable notice during normal business hours and at a time and place mutually agreed upon by both parties. Such independent certified public accountants shall be obligated to Licensee to treat all such information as confidential and must agree not to disclose any of it to anyone except as necessary to report to Licensor payments that may be owing to

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Licensor. If any such audit reveals an underpayment of greater than ten percent
(10%) in unreported payments owed but not made, Licensor shall be reimbursed by Licensee for the reasonable expense of such audit. Any underpayment shall be paid within ten (10) days of Licensee's receipt of written notice of such underpayment.

      4.5 TAXES. Licensee shall be responsible for all taxes, assessments, permits and fees, however designated, which are levied upon this Agreement, except taxes based upon Licensor's net income. If any applicable law requires Licensee to withhold amounts from any payments to Licensor hereunder, (i) Licensee shall effect such withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Licensor with tax receipts evidencing the payments of such amounts, and (ii) Licensee shall apply the reduced rate of withholding provided by the applicable tax treaty after receiving, if required, any applicable tax forms or local tax authority approvals necessary to apply any reduced withholding tax rate. Each party shall cooperate with the other in minimizing any applicable tax.

      5. PROPRIETARY RIGHTS AND CONFIDENTIALITY.

      5.1 ACKNOWLEDGEMENT. Licensee acknowledges that:

            (i) The Software remains the property of Licensor subject to the rights and license granted to Licensee hereunder. In the event Licensee modifies or creates derivative works based upon the Software, such modifications and/or derivative works shall be the exclusive property of Licensee, subject to the rights of Licensor in the Software included therein and Licensee may add its own copyright or other proprietary notices on or in any copies thereof; and

            (ii) The Software is provided to Licensee on a confidential basis and incorporates trade secrets.

      5.2 CONFIDENTIALITY. Licensee agrees to maintain the Software in confidence. Without limiting the generality of the foregoing, Licensee agrees:

            (i) Not to disclose or permit any other person or entity access to the Software, except that such disclosure or access shall be permitted to (a) employees, consultants or independent contractors requiring access to the Software in the course of their employment or services, and (b) licensees or sublicensees of Licensee, provided that prior to such disclosure or access, such persons are bound by written confidentiality agreements with terms and conditions no less stringent than those set forth herein;

            (ii) To ensure that Licensee's employees, independent contractors, licensees and sublicensees are advised of the confidential nature of the Software; and

            (iii) To notify Licensor promptly and in writing of the circumstances surrounding any possession, use or knowledge of the Software by any person or entity other than those authorized by this Agreement.

      5.3 EXCLUSIONS. Nothing in this Section 5 shall restrict Licensee with respect to information or data identical or similar to that contained in the Software, but which (i) Licensee rightfully possessed before it received such information from Licensor, (ii) subsequently becomes publicly available through no fault of Licensee, (iii) is subsequently furnished rightfully to Licensee by a third party without restrictions on use or disclosure, (iv) is independently developed by Licensee without reference to the Software, and/or (v) Licensee is required by law to disclose.

      6. WARRANTIES AND INDEMNIFICATION.

      6.1 OWNERSHIP WARRANTY. Licensor warrants that: (i) Licensor is the owner of the Software; (ii) the Software does not and shall not infringe any Third-Party Intellectual Property Rights; and (iii) Licensor has all rights necessary to grant the licenses set forth herein.


      6.2 PERFORMANCE WARRANTY. Licensor warrants that the Software will perform in accordance with all associated documentation and specifications during the term of this Agreement. Upon notice from Licensee of any nonconformance of the Software, Licensor shall, at no additional cost to Licensee, use its best efforts to promptly correct such problem and provide a corrected version of such Software to Licensee.

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      6.3 LICENSOR WARRANTY DISCLAIMER. LICENSOR HEREBY DISCLAIMS ALL
WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OTHER THAN THOSE SET FORTH HEREIN, WITH RESPECT TO THE PERFORMANCE OF THE SOFTWARE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      6.4 INDEMNIFICATION. Licensor agrees to defend, indemnify and hold Licensee harmless from any and all losses, damages, liabilities, verdicts, settlements, judgments, costs, and expenses (including reasonable attorneys' fees) incurred by Licensee or its customers, arising out of any claim that the use, distribution, licensing, display, copying, offering for sale, or sale of the Software infringes any Third-Party Intellectual Property Rights (an "Infringement Claim") provided that Licensee promptly notifies Licensor in writing of any such Infringement Claim and Licensee tenders to Licensor or Licensor's insurer(s) the right to defend or settle the Infringement Claim and provides reasonable assistance to Licensor, at Licensor's expense, in defending and settling the Infringement Claim. Licensee shall be entitled to separate counsel at its expense. Licensor shall not be liable for any claim of infringement based on any use or distribution of the Software in a manner not permitted under the licenses granted under this Agreement or not in accordance with the documentation provided by Licensor hereunder.

      7. LIMITATION OF LIABILITY. EXCEPT FOR INFRINGEMENT CLAIMS UNDER SECTION 6 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARRY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING THE LOSS OF ACTUAL OR ANTICIPATED REVENUE, OR FOR ANY CLAIM THAT AROSE MORE THAN TWO YEARS PRIOR TO THE INSTITUTION OF SUIT THEREON.

      8. TERM AND TERMINATION.

      8.1 TERM. This Agreement and the rights and licenses granted hereunder will continue in perpetuity unless terminated under Sections 8.2 or 8.3 hereof.

      8.2 TERMINATION BY NOTIFICATION. Licensee may terminate this Agreement at any time by notifying Licensor in writing. Notwithstanding any termination by Licensee pursuant to this Section 8.2, Licensee shall have the right to sell and distribute the Software out of their then existing inventory of tangible media containing the Software. Any sale of the Software after the termination of this Agreement pursuant to this Section 8.2 shall be subject to the royalty provisions as specified in Section 4 hereof.

      8.3 TERMINATION BY PURCHASE. This Agreement shall terminate upon Licensee purchase of all right, title and interest in the Software from Licensor.

      9. GENERAL.

      9.1 NOTICES. Any notice required or permitted to be given under this Agreement shall be delivered by hand, by facsimile or mailed by registered or certified mail, postage prepaid, return receipt requested, to the addresses of the parties set forth below or to such other address as may be furnished in writing by one party to the other party. Notices so sent shall be deemed effective upon actual receipt.

          To Licensor:              CodeFire Acquisition Corp.
                                    3104 E. Camelback Road
                                    #509 Phoenix, Arizona 85016
                                    Attention:  Kristine Ward

          To Licensee:              Teknik Digital Arts Inc.
                                    4299 MacArthur Blvd.
                                    #105 Newport Beach, California 92660
                                    Attention:  John Skeel

      9.2 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of California, excluding its conflict of laws rules.

      9.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

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      9.4 NO AGENCY. Neither party has the authority to make any statement, representation, warranty or other commitment on behalf of the other and this Agreement does not create any agency, employment, partnership, joint venture or similar relationship between the parties.

      9.5 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements and this Agreement as so modified shall continue in full force and effect.

      9.6 SECTION HEADINGS. The section headings in this Agreement are solely for convenience and shall not be considered in its interpretation.

      9.7 TAXES. Licensor agrees to pay, and hold Licensee harmless from, any sales, use or other tax (other than any tax based on Licensee's net income) as may be imposed with respect to this Agreement or the matters or transactions contemplated herein as well as the collection or withholding thereof, including penalties and interest.

      9.8 EXPORT. Licensee understands that the Software may be regulated by the United States Department of Commerce, and agrees to abide by all relevant laws and regulations relating to export controls or otherwise.

      9.9 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all proposals or prior agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement. There are no promises, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement may not be modified except by a writing signed by authorized representatives of both parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  LICENSOR:
                                  CODEFIRE ACQUISITION CORP.

                                  By: /s/ Kristine Ward
                                      -----------------------------------------
                                      Name:  Kristine Ward
                                      Title: Secretary

                                  LICENSEE:
                                  TEKNIK DIGITAL ARTS INC.

                                  By: /s/ John Skeel
                                      -----------------------------------------
                                      Name:  John Skeel
                                      Title: President

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                                    EXHIBIT A

                                    SOFTWARE

                    NAME AND DESCRIPTION OF COMPUTER PROGRAMS
                            AND RELATED DOCUMENTATION

COMPUTER PROGRAMS: "AniDragon" program including all versions.

DOCUMENTATION:

1. The documented human-readable source code (including all logic architectures, flow charts, algorithms, programmer commentary and related documentation) for the Computer Programs listed above.

2. All End User documentation, instruction manuals and reference materials for the Computer Programs listed above, including terms and conditions of Licensor's End-User License Agreement and information for End Users about obtaining product support from Licensor.

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